Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SPI Energy Co., Ltd. on Form S-8 (FILE NO. 333-203917) and its Post-Effective Amendment No. 1 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 30, 2019, with respect to our audits of the consolidated financial statements of SPI Energy Co., Ltd. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 20-F of SPI Energy Co., Ltd. for the year ended December 31, 2018.

Our report on the consolidated financial statements refers to the audited adjustments to the 2016 financial statements to retrospective apply the change in presentation of restricted cash on the consolidated statements of cash flows, the change in accounting and presentation of discontinued operation and the audited adjustments to all share and net loss per share information to retrospectively reflect the reverse stock splits.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

April 30, 2019